EIGHTH AMENDMENT TO

PARTICIPATION AGREEMENT

THIS EIGHTH AMENDMENT (“Amendment”) is made as of October 7, 2021 (“Amendment Effective Date”) by and between Equitable Financial Life Insurance Company of America (formerly known as MONY Life Insurance Company of America) (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time; PIMCO Variable Insurance Trust (the “Fund”), and PIMCO Investments LLC (the “Underwater”). The Company, Fund and Underwriter are collectively referred to as “Parties” and individually as a “Party”.

WHEREAS, the Company, Fund and Allianz Global Investors Distributors LLC (“AGID”) entered into a Participation Agreement with an effective date of December 1, 2001 (together with any prior amendments thereto, the “Agreement”);

WHERAS, the Parties incorporated additional terms into the Agreement through seven previous amendments with effective dates of April 1, 2002, May 30, 2002, October 20, 2009, April 1, 2010, May 1, 2012, October 17, 2013, December 22, 2020 and May 1, 2021;

WHEREAS, all of AGID’s rights titles and interests and duties, liabilities and obligations under the Agreement were irrevocably novated and transferred to the Underwriter through Novations of and Amendments to Participation Agreement dated March 28, 2011 by and among AGID and the Parties, which became effected on February 14, 2011; and

WHEREAS, the Parties desire to further amend the Agreement by adding certain confidentiality requirements.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the Parties hereto agree as follows:

1.	A new ARTICLE XIII is hereby added to the Agreement reading as follows:

ARTICLE XIII

ADDITIONAL CONFIDENTIALITY OBLIGATIONS

13.1 Defined. As used herein, each Disclosing Party’s (as defined in Section 11.2, below) “Confidential Information” will mean all materials furnished by or about the Disclosing Party, whether or not proprietary to the Disclosing Party or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from the Disclosing Party, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes (i) any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of the Disclosing Party or any of its affiliates, such as name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly

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or indirectly derived in whole or part therefrom (“Personal Information”), (ii) information, directly or indirectly, derived from the Disclosing Party’s Confidential Information, using the Disclosing Party’s Confidential Information exclusively or combined with other information, including information obtained by the Receiving Party (as defined in Section 11.2, below) from third parties, to expand upon, support or elucidate the Disclosing Party’s Confidential Information and (iii) summaries and analyses of or involving the Disclosing Party’s Confidential Information.

13.2 Obligations. The party receiving (“Receiving Party”) Confidential Information of the other party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Receiving Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations under this Agreement and applicable laws, rules, and regulations. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons.

13.3 Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except Qualified Staff Persons and such persons, including but not limited to Fund servicers, who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

13.4 Information Security Program. Each Party warrants and represents that it has adopted and implemented, and covenants that they will maintain, a comprehensive information security program (“Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of Confidential Information, and (e) to destroy all electronic and hard-copy materials containing the Confidential Information which the Parties are permitted or required to destroy hereunder in a safe and secure manner.

13.5 Reviews. Each Party shall periodically audit and review their respective Information Security Programs to ensure their continued effectiveness to safeguard the Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to the Personal Information. Each Party shall promptly notify the other of any material changes to the Information Security Programs and will promptly answer inquiries about the Information Security Programs and provide, on request, with a written copy of its current data security policies and procedures relating to the Information Security Programs and any modifications, additions and/or amendments thereto, together with such supporting materials including without limitation plans, studies, reviews, audits, audit trails and/or assessments, as may be reasonably requested from time to time. Upon reasonable request by the Company, the Funds shall permit the Company or its representative the right to complete a questionnaire-based assessment to provide an overview of their information security program and controls.

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13.6 Incident Management. Each Party shall:

a.

Provide the name and contact information for an employee or team who shall serve as the Company’s primary security contact and shall be available to assist the Company in resolving obligations associated with a security breach.

b.

Notify the other Party of a security breach as soon as practicable, once any Party becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

c.	Notify the other Party of any security breaches or unauthorized data exposures by e-mailing the other Party at Privacyoffice@equitable.com and AmericasPrivacy@pimco.com, as applicable.

13.7 Mitigation. Each Party understands and acknowledges that any security breach of Personal Information may impose obligations to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. Each Party agrees to cooperate with and assist the other Party in meeting all such obligations.

13.8 Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

(1) is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

(2) at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

(3) is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

(4) is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

13.9 Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party reasonable written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

13.10 Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or Parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within fourteen (14) days after its receipt of a request from the Disclosing Party for such a certification. Notwithstanding anything to the contrary in this Section, Receiving Party may retain a copy of disclosing party’s Confidential Information if required for regulatory compliance or internal audit purposes, provided that such information shall remain subject to the confidentiality and non-use obligations set forth in this Agreement.

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13.11 Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers: Each Party warrants and represents that they will ensure that each of its third-party suppliers, sub-contractors, sub-servicers and/or Hosting provider adhere to the obligations of this Agreement in ensuring its continued effectiveness to safeguard Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section. Each Party shall regularly audit and review their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud.

13.12 Survival. The confidentiality provisions of this Article shall survive the termination of the Agreement.

2.

The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall govern and control for purposes of such conflict. Except as amended by this Amendment, all terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

3.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

[Remainder of page left intentionally blank. Signatures on following page]

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IN WITNESS WHEREOF, the Parties hereto, through their duly authorized officers, have executed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
(on behalf of itself and each Separate Account)

By:
Name:	Kenneth Kozlowski
Title:	Senior Vice President

PIMCO VARIABLE INSURANCE TRUST

By:
Name:	Eric Johnson
Title:	President

PIMCO INVESTMENTS LLC

By:
Name:	Robert Young
Title:	Authorized Signatory

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